Exhibit 4.1

BUSINESS COMBINATION AGREEMENT

THIS AGREEMENT is made effective as of the 16th day of December, 2019,

AMONG:

LINCOLN ACQUISITIONS CORP., a corporation incorporated under the laws of the Province of British Columbia (the “Acquiror”);

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BYND – BEYOND SOLUTIONS LTD., a corporation incorporated under the laws of Israel (“BYND”);

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1232986 B.C. LTD., a corporation incorporated under the laws of British Columbia (“Fundingco”);

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THE HOLDERS OF ISSUED SHARES OF BYND together with those person(s) who will hold issued shares of BYND on the Closing Date (as hereinafter defined) described in Schedule “A” attached hereto (collectively referred to as the “BYND Shareholders” and individually as a “BYND Shareholders”);

WHEREAS:

A. Acquiror wishes to acquire a business and to list its common shares for trading on the Exchange;

B. BYND is in the business of developing, marketing and selling CRM software products and services;

C. On the Closing Date (as hereinafter defined), BYND will be the legal and beneficial owner of 100% of the issued shares of Cannasoft Holdco (as hereinafter defined) and Cannasoft Holdco will be the legal and beneficial owners of 74% of the issued shares of Cannasoft (as hereinafter defined);

D. Cannasoft is in the process of establishing a cannabis business in Israel and in connection therewith, is the owner of certain Israeli Cannabis Licencing Rights (as hereinafter defined) which when granted, will permit Cannasoft to cultivate, process and sell cannabis for medical use and testing;

E. Fundingco intends to conduct the Fundingco Seed Financing (as hereinafter defined) and the Fundingco Secondary Financing (as hereinafter defined) and to use the proceeds thereof to further advance both BYND’s and Cannasoft’s businesses and operations;

F. The Acquiror wishes to amalgamate with Fundingco and continue as one corporation, upon and subject to the terms and conditions set forth in this Agreement and in the Amalgamation Agreement (as hereinafter defined); and

G. The Acquiror wishes to purchase and acquire 100% of the issued and outstanding shares of BYND from the BYND Shareholders, upon and subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the covenants and agreements herein contained, the parties hereto do covenant and agree each with the other as follows:

1.	INTERPRETATION

1.1	Defined Terms

The following terms have the following meanings in this Agreement, including the recitals and any schedules hereto, unless otherwise stated or unless there is something in the subject matter or context inconsistent therewith:

(a)	“102 Options” means options to purchase common shares of the Acquiror granted to individuals in accordance with the Resulting Issuer Option Plan;

(b)	“102 Trustee” means the trustee appointed by BYND and the Acquiror in accordance with the provisions of the Ordinance and approved by the ITA to hold 102 Options granted to persons in Israel under Resulting Issuer Option Plan;

(c)	“103K Trustee” means the trustee appointed by BYND and the Acquiror in accordance with the provisions of the Ordinance and approved by the ITA to hold the Resulting Issuer Consideration Shares to be issued to the BYND Shareholders and the BYND Shares transferred to the Resulting Issuer in connection with the Share Exchange Transaction for the purposes of Section 103K of the Ordinance;

(d)	“Acquiror Disclosure Record” means all press releases and all other documents filed or otherwise publicly disseminated by Acquiror including without limitation, the offering document and related materials and information posted on the vested.ca website in connection with the Crowdfunding;

(e)	“Acquiror Shares” means the common shares in the capital of Acquiror, as presently constituted;

(f)	“Acquiror Special Warrants” collectively, means: (i) the 978,500 special warrants of the Acquiror issued to investors in connection with the Crowdfunding, (ii) the 200,000 compensation special warrants of the Acquiror issued to Vested Technology Corp. in connection with the Crowdfunding, and (iii) the 1,000,000 finders special warrants to be issued to the Finders prior to the Time of Closing, which Acquiror Special Warrants are now and immediately prior to the Amalgamation Transaction will be, convertible into Acquiror Shares on a 1:1 basis, for no additional consideration;

(g)	“Acquisitions” collectively means the Share Exchange Transaction and the Amalgamation Transaction;

(h)	“Agreement” means this agreement and includes any agreement amending this agreement or any agreement or instrument which is supplemental or ancillary thereof, and the expressions “above”, “below”, “herein”, “hereto”, “hereof” and similar expressions refer to this agreement;

(i)	“Amalgamation Agreement” means the amalgamation agreement to be entered into by the Acquiror and Fundingco on or prior to the Closing Date to give effect to the Amalgamation Transaction;

(j)	“Amalgamation Transaction” means the amalgamation transaction described in Section 2.01;

(k)	“Applicable Law” means all applicable rules, policies, notices, orders and legislation of any kind whatsoever of any Governmental Authority, regulatory body or stock exchange having jurisdiction over the transactions contemplated hereby;

(l)	“BCCA” means the Business Corporations Act (British Columbia) as amended and restated from time to time;

(m)	“Business” means the business presently and heretofore carried on by Acquiror, BYND, Fundingco, Cannasoft or Cannasoft Holdco, as the case may be, as a going concern and the intangible goodwill associated therewith and any and all interests of whatsoever kind and nature related thereto;

(n)	“Business Day” means any day except Saturday, Sunday or a statutory holiday in Vancouver, British Columbia;

(o)	“BYND Financial Statements” collectively means audited financial statements of BYND for the year ended December 31, 2018 and the unaudited financial statements of BYND for the 9 month period ending September 30, 2019 attached hereto as Schedule “B”;

(p)	“BYND Reorganization” means a series of transactions to be completed by BYND, the BYND Shareholders, Cannasoft and Cannasoft Holdoco following which: (i) the BYND Shareholders will be the legal and beneficial owners of 100% of the issued and outstanding BYND Shares, (ii) BYND will be the legal and beneficial owner of 100% of the issued and outstanding Cannasoft Holdco Shares, (iii) Cannasoft Holdco will be the legal and beneficial owner of 74% of the issued and outstanding Cannasoft Shares, (iv) the Original Rights Holder will be the legal and beneficial owners of the remaining 26% of the issued and outstanding Cannasoft Shares, and (v) Cannasoft will directly or indirectly own the Israeli Cannabis Licensing Rights;

(q)	“BYND Shareholders” means the persons as set forth and described in Schedule “A” to this Agreement who, on the Closing Date, will be the legal and beneficial owners of 100% of the issued and outstanding shares BYND Shares;

(r)	“BYND Shares” means the shares in the capital of BYND of any class or series;

(s)	“Cannasoft” means b.i.b.i Entrepreneurship and Investment Ltd., a corporation formed pursuant to the laws of Israel;

(t)	“Cannasoft Holdco” means Cannasoft Pharma 2019 Ltd., a corporation formed pursuant to the laws of Israel;

(u)	“Cannasoft Holdco Shares” means shares in the capital of Cannasoft Holdco of any class or series;

(v)	“Cannasoft Shares” means the shares in the capital of Cannasoft of any class or series;

(w)	“Certificate” means a written certificate of a matter or matters of fact which, if required by a corporation, shall be made by a duly authorized officer of the corporation;

(x)	“Closing” means the completion of the Acquisitions on the Closing Date pursuant to the terms and conditions contained in this Agreement;

(y)	“Closing Date” means February 28, 2020 or such other date upon which Acquiror, BYND, Fundingco and the BYND Shareholders mutually agree;

(z)	“Crowdfunding” means the sale by the Acquiror of 978,500 Acquiror Special Warrants to investors at a subscription price of $0.05 per special warrant, which raised gross proceeds of $48,925.00;

(aa)	“Documents” means all contracts, agreements, documents, permits, licenses, certificates, plans, drawings, specifications, reports, compilations, analysis, studies, financial statements, budgets, market surveys, minute books, corporate records, corporate seals and any other documents or information of whatsoever nature relating to Acquiror or BYND, as the case may be, and any all rights in relation thereto;

(bb)	“Due Diligence Period” means the period commencing on the Effective Date and ending on January 15, 2020;

(cc)	“Effective Date” means the date of this Agreement;

(dd)	“Encumbrance” means, whether or not registered or registerable or recorded or recordable, and regardless of how created or arising:

(i)	a mortgage, assignment of rent, lien, encumbrance, adverse claim, charge, restriction, title defect, security interest, hypothec or pledge, whether fixed or floating, against assets or property (whether real, personal, mixed, tangible or intangible), hire purchase agreement, conditional sales contract, title retention agreement, equipment trust or financing lease, and a subordination to any right or claim of others in respect thereof;

(ii)	a claim, interest, or estate against or in assets or property (whether real, personal, mixed, tangible or intangible), including, without limitation, an easement, right-of-way, servitude or other similar right in property granted to or reserved or taken by any Person;

(iii)	an option or other right to acquire, or to acquire any interest in, any assets or property (whether real, personal, mixed, tangible or intangible);

(iv)	a lien or charge for taxes, assessments, duties, fees, premiums, imposts, levis and other charges imposed by any lawful authority;

(v)	any other encumbrance of whatsoever nature and kind against assets or property (whether real, personal, mixed, tangible or intangible); or

(vi)	any agreement to create, or right capable of becoming, any of the foregoing;

(ee)	“Exchange” means the Canadian Securities Exchange;

(ff)	“Exchange Policies” means the policies of the Exchange in force from time to time;

(gg)	“Finders” means those persons designated by the Acquiror to receive up to 1,000,000 Acquiror Special Warrants, prior to the Time of Closing;

(hh)	“Fundingco Class A Shares” means the Class A common shares in the capital of Fundingco;

(ii)	“Fundingco Class B Shares” means the Class B common shares in the capital of Fundingco;

(jj)	“Fundingco Secondary Financing” means the offering by Fundingco, of Fundingco Secondary Financing Special Warrants to investors;

(kk)	“Fundingco Secondary Financing Price” means the subscription price paid by investors for each Fundingco Secondary Financing Special Warrant pursuant to the Fundingco Secondary Financing, which price shall not be less than $0.20 special warrant;

(ll)	“Fundingco Secondary Financing Special Warrants” means the special warrants of Fundingco to be issued to investors in connection with the Fundingco Secondary Financing, which Fundingco Secondary Financing Special Warrants will be when issued, convertible into Fundingco Class B Shares on a 1 for 1 basis, for no additional consideration;

(mm)	“Fundingco Seed Financing” means the offering by Fundingco, of Fundingco Seed Financing Special Warrants to investors at a subscription price of $0.02 per special warrant;

(nn)	“Fundingco Seed Financing Special Warrants” means the special warrants of Fundingco to be issued to investors in connection with the Fundingco Seed Financing, which Fundingco Seed Financing Special Warrants will be, prior to the Amalgamation, convertible into Fundingco Class A Shares on a 1 for 1 basis, for no additional consideration;

(oo)	“Fundingco Shares” means collectively, the Fundingco Class A Shares and the Fundingco Class B Shares

(pp)	“Fundingco Subscriber” means Ofir Avitan, the holder of the Fundingco Subscriber Share;

(qq)	“Fundingco Subscriber Share” means the one (1) Fundingco Class A Share issued to the Fundingco Subscriber in connection with the incorporation of Fundingco;

(rr)	“generally accepted accounting principles” means the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which date such calculation is made or required to be made in accordance with generally accepted accounting principles applied on a basis consistent with preceding years;

(ss)	“Israeli Cannabis Licensing Rights” means the rights, held by Cannasoft, to procure a license to cultivate, process and sell cannabis for medical use and testing;

(tt)	“ITA” means the Israel Tax Authority, any successor thereto or any Taxing authority of the government of Israel;

(uu)	“Governmental Authority” means any government or governmental, administrative, regulatory or judicial body, department, commission, authority, tribunal, agency or entity;

(vv)	“Material Adverse Change” means any change (or any condition, event or development involving a prospective change) in the business, operations, results of operations, assets, capitalization, financial condition, licences, permits, concessions, rights, liabilities, prospects or privileges, whether contractual or otherwise, of the party referred to which is, or could reasonably be expected to be, materially adverse to the business of such party other than a change: (i) which has prior to the date hereof been publicly disclosed or otherwise disclosed in writing to the other party; or (ii) resulting from general economic, financial, currency exchange, securities or commodity market conditions in Canada or elsewhere;

(ww)	“NOP” means the non-offering prospectus to be filed in British Columbia and such other jurisdictions (if any) as the parties may agree;

(xx)	“Ordinance” means the Israeli Income Tax Ordinance, 1961, as amended, and the rules and regulations promulgated thereunder;

(yy)	“Original Rights Holder” means Dalya Bzizinsky, the former holder of the Israeli Cannabis Licensing Rights;

(zz)	“Permits” means all licenses, permits and similar rights and privileges that are required and necessary under applicable legislation, regulations, rules and order for the Acquiror, BYND, Fundingco or Cannasoft, as the case may be, to own and operate their respective assets and Business or for the status and qualification of the Acquiror, BYND, Fundingco or Cannasoft, as the case may be, to own and operate their respective assets and Business to carry on their respective Business;

(aaa)	“Person” means an individual, company, corporation, body corporate, partnership, joint Acquiror, society, association, trust or unincorporated organization, or any trustee, executor, administrator, or other legal representative;

(bbb)	“Profit Agreement” means an agreement among the Original Rights Holder, Cannasoft, BYND and the Acquiror (or the Resulting Issuer, as applicable) which provides inter alia that any and all economic benefits derived from the assets held by Cannasoft from time to time, including without limitation, the Israeli Cannabis Licensing Rights, shall accrue to and be for the benefit of BYND;

(ccc)	“Regulatory and Third Party Approvals” means all third party approvals required to be obtained prior to Closing for all of the transactions contemplated herein, including without limitation, all required approvals of the Exchange;

(ddd)	“Resulting Issuer” means the corporation resulting from the Amalgamation Transaction;

(eee)	“Resulting Issuer Consideration Shares” means the Resulting Issuer Shares to be issued by the Resulting Issuer to the BYND Shareholders in exchange for the BYND Shares in connection with the Share Exchange Transaction;

(fff)	“Resulting Issuer Option Plan” means the stock option plan to be adopted by the Acquiror prior to the Time of Closing in such form as BYND and the Acquiror shall agree, acting reasonably;

(ggg)	“Resulting Issuer Shares” means the common shares in the capital of the Resulting Issuer;

(hhh)	“Securities Act” means the Securities Act (British Columbia), as amended and restated from time to time;

(iii)	“Share Exchange Transaction” means the share exchange transaction described in Section 2.2(a);

(jjj)	“Tax Act” means the Income Tax Act (Canada), as amended and restated from time to time;

(kkk)	“Time of Closing” means 11:00 a.m. (Vancouver, B.C. local time) on the Closing Date or such other time upon which Acquiror, BYND and the BYND Shareholders mutually agree;

(lll)	“Trust Agreement” means the trust agreement among Acquiror, BYND and the BYND Shareholders and the Trustee (in its capacity as the 102 Trustee and 103K Trustee), to be executed and delivered at the Closing, in the form and substance to be agreed upon between the parties and the Exchange, prior to Closing; and

(mmm)	“Trustee” collectively, means the 102 Trustee and the 103K Trustee.

1.2	Schedules

The following schedules attached hereto constitute a part of this Agreement:

Schedule “A” – BYND Shareholders

Schedule “B” – BYND Financial Statements

1.3	Schedule References

Wherever any provision of any schedule to this Agreement conflicts with any provision in the body of this Agreement, the provisions of the body of this Agreement shall prevail. References herein to a schedule shall mean a reference to a schedule to this Agreement.

References in any schedule to this Agreement shall mean a reference to this Agreement. References to any schedule to another schedule shall mean a reference to a schedule to this Agreement.

1.4	Headings

The headings in this Agreement are for reference only and do not constitute terms of the Agreement.

1.5	Interpretation

Whenever the singular or masculine is used in this Agreement the same shall be deemed to include the plural or the feminine or the body corporate as the context may require.

1.6	Currency

Unless otherwise stated, all references to money in this Agreement shall be deemed to be references to the currency of Canada.

1.7	Knowledge

Where a representation or warranty is made in this Agreement on the basis of the knowledge or the awareness of the party, such knowledge or awareness consists only of the actual knowledge or awareness, as of the date of this Agreement, of the directors and senior executive officers of that party, but does not include the knowledge or awareness of any other individual or any constructive, implied or imputed third party knowledge.

2.	THE BUSINESS COMBINATION

2.1	Business Combination Steps

Each of the parties hereto agrees to effect the combination of the respective businesses and assets of the Acquiror, Fundingco and BYND, by way of a series of steps or transactions including without limitation, the Secondary Financing, the Amalgamation Transaction and the Share Exchange Transaction. Each party hereby agrees that as soon as reasonably practicable after the date hereof or at such other time as is specifically indicated below in this Section 2.1, and subject to the terms and conditions of this Agreement, it shall take the following steps indicated for it:

(a)	BYND Reorganization. BYND, Cannasoft, Cannasoft Holdco and the BYND Shareholders shall use commercially reasonable efforts to complete the BYND Reorganization on or prior to the Closing Date.

(b)	Fundingco Financings. Fundingco shall use commercially reasonable efforts to complete the Fundingco Seed Financing and the Fundingco Secondary Financing.

(c)	Acquiror Meeting. The Acquiror shall duly call and convene a meeting of its shareholders (or in the alternative, the Acquiror may obtain approval of the holders of Acquiror Shares by consent resolution) at which the holders of Acquiror Shares will be asked to approve the Amalgamation Transaction, the Resulting Issuer Option Plan if required by the Exchange and, if required, the Share Exchange Transaction and the Acquiror shall use all commercially reasonable efforts to obtain the approval of the holders of Acquiror Shares for the foregoing matters.

(d)	Fundingco Meeting.Fundingco shall duly call and convene a meeting of its shareholders (or in the alternative, the Fundingco may obtain approval of the holders of Fundingco Shares by consent resolution) at which the holders of Fundingco Shares will be asked to approve the Amalgamation Transaction and if required, the Share Exchange Transaction and Fundingco shall use all commercially reasonable efforts to obtain the approval of the holders of Fundingco.

(e)	The Amalgamation Transaction. The Acquiror and Fundingco shall complete the Amalgamation Transaction as described in Section 2.2.

(f)	The Share Exchange Transaction. Immediately following completion of the Amalgamation Transaction, the Acquiror and the BYND Shareholders shall complete the Share Exchange Transaction as described in Section 2.3.

2.2	The Amalgamation Transaction

Upon and subject to the terms and conditions of this Agreement, at the Time of Closing (but for greater certainty, immediately prior to completion of the Share Exchange Transaction), each of the Acquiror and Fundingco agree to amalgamate and continue as one corporation under such name as the parties hereto shall mutually agree (the “Resulting Issuer”) pursuant to the provisions of the BCCA and in accordance with the terms more particularly set out in the Amalgamation Agreement to be entered into on the Closing Date (the “Amalgamation Transaction”), which Amalgamation Agreement shall provide inter alia:

(a)	that the authorized capital of the Resulting Issuer be comprised of an unlimited number of Resulting Issuer Shares;

(b)	that each holder of Acquiror Shares immediately prior to the Amalgamation Transaction, be issued one-half (1/2) of a Resulting Issuer Share for each Acquiror Share so held;

(c)	that each holder of Acquiror Special Warrants immediately prior to the Amalgamation Transaction shall, as a result of the Amalgamation Transaction, thereafter be entitled to receive one-half (1/2) of a Resulting Issuer Shares for each Acquiror Special Warrant so held;

(d)	that the Fundingco Subscriber be paid the sum of ($1.00) for the Fundingco Subscriber Share and that upon such payment, the Fundingco Subscriber Share shall be cancelled;

(e)	that each holder of Fundingco Seed Financing Special Warrants immediately prior to the Amalgamation Transaction shall, as a result of the Amalgamation Transaction, thereafter be entitled to receive one (1) Resulting Issuer Share (or such other number of Resulting Issuer Shares as Fundingco and the Acquiror may in writing, agree) for each Fundingco Seed Financing Special Warrant so held; and

(f)	that each holder of Fundingco Secondary Financing Special Warrants immediately prior to the Amalgamation Transaction shall, as a resulting of the Amalgamation Transaction, thereafter be entitled to receive one (1) Resulting Issuer Share (or such other number of Resulting Issuer Shares as Fundingco and the Acquiror may in writing, agree) for each Fundingco Secondary Financing Special Warrant so held.

2.3	The Share Exchange Transaction

Upon and subject to the terms and conditions of this Agreement (but for greater certainty, immediately following completion of the Amalgamation Transaction), each BYND Shareholder hereby agrees to sell, transfer and convey the BYND Shares owned by such BYND Shareholder at the Time of Closing, to the Resulting Issuer and the Resulting Issuer agrees to purchase all (but not less than all) of the BYND Shares from the BYND Shareholders, by the issuance to the BYND Shareholders pro rata (based on their proportional ownership of the BYND Shares), of the Resulting Issuer Consideration Shares, the number of which to be calculated in accordance with Section 2.4, at a deemed price per Resulting Issuer Consideration Share which is equal to the Fundingco Secondary Financing Price (the “Share Exchange Transaction”).

2.4	Share Exchange Transaction - Purchase Price

The Acquiror, Fundingco and the BYND Shareholders agree that:

(a)	the number of Resulting Issuer Shares which shall be issuable to the BYND Shareholders in connection with the Share Exchange Transaction (the “Resulting Issuer Consideration Shares”), together with

(b)	the number of Resulting Issuer Shares which shall be issuable to holders of Fundingco securities as a result of the Amalgamation Transaction,

shall, in the aggregate, be equal to 23,070,750 Resulting Issuer Shares and for greater certainty, the number of Resulting Issuer Shares which shall be issuable to holders of Acquiror Shares and Acquiror Special Warrants Shares upon completion of the Share Exchange Transaction shall represent, in the aggregate, 5% of the total number of Resulting Issuer Shares which shall be issuable to the BYND Shareholders and the holders of Fundingco Special Warrants, unless otherwise agreed by BYND and Fundingco.

2.5	Share Exchange Transaction – BYND Shareholder Acknowledgements

Each BYND Shareholder hereby acknowledges and agrees with the Acquiror (and the Resulting Issuer), as follows:

(a)	that the transfer of the BYND Shares to the Resulting Issuer (or the 103K Trustee as the case may be) and the issuance of the Resulting Issuer Consideration Shares to the BYND Shareholders (or the 103K Trustee on behalf of the BYND Shareholders as the case may be), in connection with the Share Exchange Transaction, will be made pursuant to appropriate exemptions (the “Exemptions”) from the registration and prospectus (or equivalent) requirements of the applicable securities laws;

(b)	as a consequence of acquiring the Resulting Issuer Consideration Shares pursuant to the Exemptions:

(i)	the Resulting Issuer will be relying on an exemption from the requirements to provide the BYND Shareholders with a prospectus to sell securities through a person registered to sell securities under the Securities Act and, as a consequence of acquiring securities pursuant to this exemption, certain protections, rights and remedies provided by the Securities Act, including statutory rights of rescission or damages, will not be available to the BYND Shareholders;

(ii)	the BYND Shareholders may not receive information that might otherwise be required to be provided to the BYND Shareholders, and the Resulting Issuer will be relieved from certain obligations that would otherwise apply under the Securities Act if the Exemptions were not being relied upon by the Resulting Issuer;

(iii)	there is no government or other insurance covering the Resulting Issuer Consideration Shares;

(iv)	there are risks associated with the acquisition of the Resulting Issuer Consideration Shares;

(v)	there are restrictions on the BYND Shareholder’s ability to resell the Resulting Issuer Consideration Shares and it is the responsibility of each BYND Shareholder to find out what those restrictions are and to comply with them before selling the Resulting Issuer Consideration Shares; and

(vi)	no securities commission, stock exchange or similar regulatory authority has reviewed or passed on the merits of an investment in the Resulting Issuer Consideration Shares;

(c)	each BYND Shareholder is knowledgeable of, or has been independently advised as to, the Applicable Law of that jurisdiction which applies to the sale of the BYND Shares and the issuance of the Resulting Issuer Consideration Shares and which may impose restrictions on the resale of such Resulting Issuer Consideration Shares in that jurisdiction and it is the responsibility of each BYND Shareholder to become aware of what those trade restrictions are, and to comply with them before selling the Resulting Issuer Consideration Shares; and

(d)	the Resulting Issuer Consideration Shares may be subject to certain resale restrictions under Applicable Law and the BYND Shareholders agree to comply with such restrictions and the BYND Shareholders also acknowledge that the certificates for the Resulting Issuer Consideration Shares may bear a legend or legends respecting restrictions on transfers as required under Applicable Law and that each BYND Shareholder has been advised to consult its own legal advisor with respect to applicable resale restrictions and that each is solely responsible for complying with such restrictions.

2.6	Share Exchange Transaction - Purchase of Entire Interest

It is the understanding of the parties hereto that this Agreement shall provide for the purchase of all of the BYND Shares that are owned or held by the BYND Shareholders at the Time of Closing, whether same are owned as at the Effective Date or to be acquired after the Effective Date, and the BYND Shareholders therefore covenant and agree with Acquiror (and the Resulting Issuer) that if prior to the Closing Date they acquire any further shares or securities of BYND or rights to acquire any shares or securities of BYND in addition to those set forth in this Agreement, then such shares or securities of BYND shall be subject to the terms of this Agreement, and such shares or securities of BYND shall be delivered or such rights shall be transferred to Acquiror at the Time of Closing, without the payment of any additional or further consideration.

2.7	Share Exchange Transaction - Delivery of Shares

Subject to the fulfilment of all of the terms and conditions hereof (unless waived as herein provided), at the Time of Closing of the Share Exchange Transaction:

(a)	the BYND Shareholders shall deliver to the Resulting Issuer or, if required by the 103K Ruling or 103K Interim Ruling (as hereinafter defined), to the 103K Trustee on behalf of the Resulting Issuer, certificates or equivalents representing the BYND Shares, duly registered to the Resulting Issuer or, if required by the 103K Ruling, to the 103K Trustee on behalf of the Resulting Issuer, or as it may otherwise direct in writing; and

(b)	the Resulting Issuer shall issue and deliver to the 103K Trustee on behalf of the BYND Shareholders, certificates representing the Resulting Issuer Consideration Shares, duly registered to BYND Shareholders, or if required by the 103K Ruling or 103K Interim Ruling, to the 103K Trustee on behalf of the BYND Shareholders, or as they may otherwise direct in writing.

3.	CHANGE IN DIRECTORS AND OFFICERS

3.1	Resignations

At the Time of Closing and subject to delivery of mutual releases acceptable to the Resulting Issuer and BYND and the individuals as hereinafter described, the Acquiror shall deliver the resignation of the then directors and officers of the Acquiror who are not continuing as directors and officers of the Resulting Issuer.

3.2	New Directors

Effective as of the Closing and subject to prior Exchange approval, the Acquiror agrees that Moti Maram, Avner Tal and Yftah Ben Yaackov, together with such other person(s) as BYND may designate, will be appointed as directors of the Resulting Issuer.

4.	TAX RULINGS

4.1	103K Tax Ruling

BYND and the BYND and the BYND Shareholders have prepared and filed with the ITA, an application for a ruling (or an interim ruling):

(a)	permitting each BYND Shareholder to defer any applicable Israeli Tax, if applied, with respect to his/her/its portion of the Resulting Issuer Consideration Shares received pursuant to the Share Exchange Transaction, until: (ii) the sale, transfer or other conveyance for cash of Resulting Issuer Consideration Shares by any such BYND Shareholder, or (ii) such other date set forth in Section 103K of the Ordinance; and

(b)

if required, permitting the Acquiror to defer any applicable Israeli Tax, if applied, with respect to any further sale, transfer or conveyance by the Acquiror of the BYND Shares acquired from the BYND Shareholders pursuant to the Share Exchange Transaction, until: (ii) the sale, transfer or other conveyance for cash of such BYND Shares, or (ii) such other date set forth in Section 103K of the Ordinance

(collectively, the “103K Tax Ruling”);

4.2	Interim Ruling

If the 103K Tax Ruling is not granted prior to the Closing Date, BYND shall seek to receive, prior to the Closing Date, an interim Tax ruling confirming among other things that the Acquiror and anyone acting on its behalf will be exempt from Israeli withholding Tax in relation to any transfer or issuance of shares to the 103K Trustee (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Interim 103K Tax Ruling”).

4.3	Cooperation

The Acquiror shall cooperate with BYND, the BYND Shareholders and their Israeli counsel with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable in order to obtain the 103K Tax Ruling and if applicable, the Interim 103K Tax Ruling.

5.	COVENANTS AND AGREEMENTS

5.1	Given by Acquiror

From and including the Effective Date through to and including the Time of Closing, or for such other period(s) as may be set forth below, the Acquiror covenants and agrees with BYND, Fundingco and the BYND Shareholders, that the Acquiror will:

(a)	until the expiry of the Due Diligence Period, permit representatives of BYND, Fundingco, Cannasoft and the BYND Shareholders full access during normal business hours to Acquiror’s documents including, without limitation, all of the assets, contracts, financial records and minute books of Acquiror, so as to permit such investigation of Acquiror as BYND and Fundingco deem reasonably necessary;

(b)	use its reasonable commercial efforts to obtain, in a timely manner, all necessary Acquiror shareholder approvals (if deemed necessary) and Regulatory and Third Party Approvals for the transactions contemplated hereunder which the Acquiror is required to obtain, and if shareholder approval is sought, to have insiders of Acquiror enter into voting agreements with BYND whereby such insiders agree to vote their shares in favour of the transactions contemplated hereunder;

(c)	use commercially reasonable efforts to approve and adopt the Resulting Issuer Option Plan in accordance with Exchange requirements, including if applicable, obtaining shareholder approval;

(d)	as soon as practicable after the Effective Date, file the preliminary NOP in British Columbia and such other jurisdictions (if any) as the parties may agree for the purposes of: (i) qualifying the issuance of the Resulting Issuer Shares upon the conversion of the Acquiror Special Warrants; (ii) qualifying the issuance of the Resulting Issuer Shares upon the conversion of the Fundingco Seed Financing Special Warrants; (iii) qualifying the issuance of the Resulting Issuer Shares upon the conversion of the Fundingco Secondary Financing Special Warrants; (iv) qualifying, to the extent possible, all previously issued shares of the Acquiror; (v) becoming a reporting issuer in those jurisdictions; and (vi) satisfying an anticipated condition to the Resulting Issuer listing on the CSE;

(e)	co-operate with Fundingco, in Fundingco’s efforts to complete the Fundingco Secondary Financing such that the closing of the Fundingco Secondary Financing will occur prior to or concurrently with the Closing;

(f)	use its reasonable commercial efforts to obtain Exchange approval to list the common shares of the Resulting Issuer for trading on the Exchange;

(g)	not take any action which would reasonably be expected to result in the Exchange refusing to list its common shares for trading;

(h)	use its reasonable commercial efforts to ensure that any escrow conditions required by the Exchange on the Resulting Issuer Consideration Shares or the Resulting Issuer Shares issued upon conversion of the Fundingco Seed Financing Special Warrants or the Fundingco Secondary Financing Special Warrants is the least restrictive as possible in the circumstances;

(i)	not carry on any business or activity except as may be necessary for the Acquiror to complete the Acquisitions as contemplated herein and except where to do so would not material adversely affect the completion of the transactions under this Agreement;

(j)	not issue any securities and not enter into any agreement or understanding with any other party other to issue any securities, without the prior written consent of BYND and Fundingco, such consent not to be unreasonably withheld;

(k)	not directly or indirectly, solicit, initiate, assist, facilitate, promote or knowingly encourage the initiation of proposals or offers from, entertain or enter into negotiations with, any person (other than BYND, Fundingco, Cannasoft and the BYND Shareholders), with respect to any amalgamation, merger, consolidation, arrangement, restructuring, sale of any material assets or part thereof of it;

(l)	comply with the terms hereof and faithfully and expeditiously seek to satisfy the conditions precedent set out in Sections 7.1 and 7.2 and to close the Acquisitions and related transactions;

(m)	use its commercially reasonable efforts to conduct its affairs so that the representations and warranties of Acquiror contained herein shall be true and correct in all material respects on and as of the Closing Date as if made on the Closing Date, except to the extent that such representations and warranties require modification to give effect to the transactions contemplated herein;

(n)	use its commercially reasonable efforts to obtain all consents, approvals, Permits, authorizations or filings as may be required under applicable corporate laws, securities laws, the rules and policies of the Exchange and the constating documents of Acquiror for the performance by Acquiror of its obligations under this Agreement prior to the Closing;

(o)	notify BYND, Fundingco and Cannasoft immediately upon becoming aware that any of the representations or warranties of it contained herein are no longer true and correct in any material respect; and

(p)	ensure that Acquiror complies in all respects with the foregoing covenants of this Agreement.

5.2	Given by BYND, Fundingco and the BYND Shareholders

From and including the Effective Date through to and including the Time of Closing, or for such other period(s) as may be set forth below, each of BYND, Fundingco and the BYND Shareholders covenant and agree with Acquiror, that they will:

(a)	until expiry of the Due Diligence Period, permit representatives of Acquiror, at their own cost, full access during normal business hours to each of BYND’s, Fundingco’s and Cannasoft’s documents including, without limitation, all of the assets, contracts, financial records and minute books of BYND, Fundingco and Cannasoft, so as to permit Acquiror to make such investigation of BYND, Fundingco and Cannasoft as Acquiror deems necessary;

(b)	use commercially reasonable efforts to complete any steps required in Israel and any other jurisdiction which they may be subject to complete the Acquisitions and the corollary transactions;

(c)	prepare the NOP together with any other documents required by Applicable Law in connection therewith as promptly as reasonably practicable following execution of this Agreement;

(d)	provide to Acquiror all such further documents, instruments and materials and do all such acts and things as may be reasonably required by Acquiror to seek the Regulatory and Third Party Approvals, including, without limiting the foregoing, providing all relevant information concerning it and its Business operations and financial statements for inclusion in the NOP, or any amendments or supplements to the NOP;

(e)	preserve and protect the goodwill, assets, Business and undertaking of BYND, Fundingco and Cannasoft;

(f)	use its commercially reasonable efforts to obtain all required third party consents, assignments or waivers and amendments or terminations to any instrument or agreement and take such other measures as may be necessary to fulfil its obligations hereunder and to carry out the transactions contemplated by this Agreement, including obtaining any shareholder approvals, consents or agreements, to be able to complete the Acquisitions, on Closing, as contemplated herein;

(g)	use commercially reasonable efforts to complete the Fundingco Secondary Financing such that the closing of the Fundingco Secondary Financing will occur on or prior to the Time of Closing;

(h)	co-operate with Acquiror, in Acquiror’s efforts to obtain all required Regulatory and Third Party Approvals;

(i)	carry on the Business of BYND, Fundingco and Cannasoft, as the case may be, in the ordinary course in a reasonable and prudent manner and as otherwise contemplated by this Agreement;

(j)	except as set out in this Agreement, not enter into any agreement or understanding with any other party to issue any securities of BYND, Fundingco or Cannasoft without the prior written consent of Acquiror, such consent not to be unreasonably withheld;

(k)	not directly or indirectly, solicit, initiate, assist, facilitate, promote or knowingly encourage the initiation of proposals or offers from, entertain or enter into negotiations with, any person (other than Acquiror), with respect to any amalgamation, merger, consolidation, arrangement, restructuring, sale of any material assets or part thereof of BYND, Fundingco or Cannasoft;

(l)	make other necessary filings and applications under applicable, foreign, federal and provincial laws and regulations required on the part of it in connection with the transactions contemplated herein;

(m)	use its commercially reasonable efforts to obtain all consents, approvals, Permits, authorizations or filings as may be required under applicable corporate laws, securities laws, the rules and policies of the Exchange and the constating documents of BYND, Fundinco and of Cannasoft for the performance of their respective obligations under this Agreement prior to the Time of Closing;

(n)	comply with the terms hereof and faithfully and expeditiously seek to satisfy the conditions precedent set out in Sections 7.1 and 7.3 and to close the Acquisitions and related transactions by the Closing Date;

(o)	use its commercially reasonable efforts to conduct its affairs so that all of the representations and warranties of it contained herein shall be true and correct in all material respects on and as of the Closing Date as if made on the Closing Date, except to the extent that such representations and warranties require modification to give effect to the transactions contemplated herein;

(p)	notify Acquiror immediately upon becoming aware that any of the representations or warranties of it contained herein are no longer true and correct in any material respect; and

(q)	ensure that it complies in all respects with the foregoing covenants of this Agreement.

6.	TRANSACTIONS EXPENSES

Each of the parties to this Agreement will bear all costs and expenses incurred by such party in negotiating and preparing the Agreement and in Closing and carrying out the transactions contemplated by the Agreement. All costs and expenses related to satisfying any condition or fulfilling any covenant contain in this Agreement will be borne by the party whose responsibility it is to satisfy the outstanding condition or fulfill the covenant in question.

7.	CONDITIONS PRECEDENT

7.1	In favour of all parties

The obligations of all parties to complete the Acquisitions contemplated herein, are subject to the fulfillment of the following conditions prior to the Time of Closing, or such other time as herein provided:

(a)	BYND, the BYND Shareholders, Cannasoft and Cannasoft Holdco shall have completed the BYND Reorganization;

(b)	Fundingco shall have closed or shall close at the Time of Closing the Fundingco Secondary Financing raising such amount of capital as is necessary such that, upon completion of the Acquisitions, the Resulting Issuer shall satisfy the Exchange’s financial resources listing requirements as described in Section 1.4 and if applicable, Section 1.5 of Appendix A to Exchange Policy 2;

(c)	the Original Rights Holder, Cannasoft, BYND and the Acquiror shall have entered into the Profit Agreement in such form as the parties thereto shall agree, acting reasonably;

(d)	the receipt from the Exchange of conditional listing approval for the Resulting Issuer Shares that will be outstanding upon completion of the Acquisitions and upon conversion of the Acquiror Special Warrants, the Fundingco Seed Financing Special Warrants and the Fundingco Secondary Financing Special Warrants;

(e)	the Acquiror shall have received an invitation from the applicable securities regulatory authorities, to file and obtain a receipt for the final NOP;

(f)	the receipt of approval of the board of directors of Acquiror, BYND and Fundingco to this Agreement and all other documents relating to the Acquisitions;

(g)	the receipt of all approvals of the shareholders of the Acquiror and of the shareholders of BYND and Fundingco, as may be required by applicable corporate or securities laws;

(h)	there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement, including, without limitation, the Acquisitions;

(i)	all consents, orders and approvals required for the completion of the Acquisitions and transactions ancillary thereto shall have been obtained or received from the persons, authorities or bodies having jurisdiction in the circumstances, all on terms satisfactory to all of the parties hereto, acting reasonably, including without limitation the receipt of all necessary Regulatory and Third Party Approvals; and

(j)	the Agreement shall have not been terminated in accordance with Article 12 of this Agreement.

7.2	In favour of Acquiror

The Acquiror’s obligations to complete the Acquisitions contemplated herein, are subject to the fulfilment of the following conditions prior to Time of Closing, or such other time as herein provided:

(a)	prior to expiry of the Due Diligence Period, the Acquiror shall have completed its due diligence review of BYND, Fundingco and Cannasoft to the Acquiror’s satisfaction, acting reasonably;

(b)	no Material Adverse Change shall have occurred in the business, results of operations, assets, liabilities, condition (financial or otherwise) or affairs of BYND, Fundingco or Cannasoft (considered on a consolidated basis) since November 11, 2019;

(c)	the representations and warranties of BYND, Fundingco and the BYND Shareholders contained in this Agreement shall be true and correct in all material respects as of the Closing Date, other than: (i) as expressly contemplated herein, or (ii) as a result of any change agreed upon in writing by the parties, and each of BYND, Fundingco and the BYND Shareholders shall have complied with all covenants required to have been performed by them at or before the Closing and the Acquiror shall have received a certificate of each of BYND, Fundingco and the BYND Shareholders certifying as such;

(d)	no legal proceeding shall be pending or threatened in writing wherein an unfavourable judgment, order, decree, stipulation or injunction would (A) prevent consummation of any component of the Acquisitions or any transaction related to the Acquisitions, or (B) cause any component of the Acquisitions or any transaction related to the Acquisitions to be rescinded following consummation;

(e)	no inquiry or investigation (whether formal or informal) in relation to BYND, Fundingco or Cannasoft or their respective directors, officers or shareholders, as applicable, shall have been commenced or threatened by any securities commission or other federal, provincial, state or local regulatory body having jurisdiction, such that the outcome of such inquiry or investigation could result in a Material Adverse Change on the business and affairs of BYND, Fundingco or Cannasoft after giving effect to the Acquisitions;

(f)	all documents necessary, in the view of counsel to Acquiror acting reasonably, to complete the Acquisitions shall have been delivered at the Closing;

(g)	if a shareholders’ meeting of Acquiror is convened to approve the Acquisitions, the shareholders of Acquiror will have given all necessary approvals for the entry into of this Agreement and all transactions to be completed by Acquiror as contemplated hereby;

(h)	the board of directors of the Acquiror will have given all necessary approvals for the entry into of this Agreement and all transactions contemplated hereby to be completed by the Acquiror; and

(i)	all corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto and other documents in connection with the Acquisitions (including documents to be delivered pursuant to section 10.2) will be completed and reasonably satisfactory in form and substance to Acquiror’s counsel, acting reasonably, and Acquiror will have received all executed counterpart original and certified or other copies of such documents as such counsel may reasonably request.

The conditions precedent set forth above are for the exclusive benefit of Acquiror and may be waived by it in whole or in part on or before the Time of Closing.

7.3	In favour of BYND, Fundingco and the BYND Shareholders

The respective obligations of BYND, Fundingco and the BYND Shareholders to complete the Acquisitions contemplated herein, are subject to the fulfilment of the following conditions prior to Time of Closing, or such other time as herein provided:

(a)	prior to expiry of the Due Diligence Period, BYND, Fundingco and the BYND Shareholders shall each have completed its due diligence review of the Acquiror to their satisfaction, acting reasonably;

(b)	the Resulting Issuer shall, upon issuance of a final receipt for the NOP, have not less than the minimum number of security holders holding: (i) Acquiror Shares, or (ii) securities exchangeable into Acquiror Shares as is necessary to satisfy the Exchange’s minimum listing requirements;

(c)	(i) each Resulting Issuer Consideration Share issuable pursuant to the Share Exchange Transaction, (ii) each Resulting Issuer Share issuable upon conversion of the Fundingco Seed Financing Special Warrants as a result of the Amalgamation Transaction, and (iii) each Resulting Issuer Share issuable upon conversion of the Fundingco Secondary Financing Special Warrants as a result of the Amalgamation Transaction, shall in each case be issued or shall be issuable (as the case may be) as a fully paid and non-assessable shares in the capital of the Resulting Issuer, free and clear of any Encumbrances escrow conditions or restrictions on trading other than imposed by applicable securities laws or the Exchange;

(d)	BYND shall have obtained either the 103K Tax Ruling or the Interim 103K Tax Ruling;

(e)	the director nominees of BYND shall have been appointed to the board of directors of the Resulting Issuer;

(f)	no Material Adverse Change shall have occurred in the business, results of operations, assets, liabilities, condition (financial or otherwise) or affairs of the except for the expenditure of funds or incurrence of accrued liabilities required to maintain the Acquiror’s status as a company in good standing in its jurisdiction of incorporation or as otherwise required in connection with the completion of the Acquisitions;

(g)	the representations and warranties of the Acquiror contained in this Agreement shall be true and correct in all material respects as of the Closing Date and the Acquiror shall have complied with all covenants required to have been performed by it at or before the Closing and BYND shall have received a certificate of Acquiror certifying as such;

(h)	no legal proceeding shall be pending or threatened in writing wherein an unfavourable judgment, order, decree, stipulation or injunction would (A) prevent consummation of any component of the Acquisitions or any transaction related to the Acquisitions, or (B) cause any component of the Acquisitions or any transaction related to the Acquisitions to be rescinded following consummation;

(i)	no inquiry or investigation (whether formal or informal) in relation to the Acquiror or its directors, officers or shareholders shall have been commenced or threatened by any securities commission or other federal, provincial, state or local regulatory body having jurisdiction, such that the outcome of such inquiry or investigation could result in a Material Adverse Change on the business and affairs of the Resulting Issuer after giving effect to the Transaction;

(j)	all directors and officers of the Acquiror shall have delivered resignations in form and substance acceptable to BYND, acting reasonably, and no termination, severance or other fees shall be payable to any such directors or officers of the Acquiror in connection with such resignations;

(k)	the board of directors of BYND, Fundingco and Cannasoft will have given all necessary approvals for the entry into of this Agreement and all transactions contemplated hereby to be completed by BYND, Fundingco Cannasoft and the BYND Shareholders;

(l)	if a shareholders’ meeting of Fundingco is convened to approve the Acquisitions, the shareholders of Fundingco will have given all necessary approvals for the entry into of this Agreement and all transactions to be completed by Fundingco as contemplated hereby; and

(m)	all corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto and other documents in connection with the purchase and sale hereunder (including documents to be delivered pursuant to section 10.3), will be completed and reasonably satisfactory in form and substance to BYND’s counsel acting reasonably, and they will have received all executed counterpart original and certified or other copies of such documents as they may reasonably request.

The conditions precedent set forth above are for the exclusive benefit of BYND, Fundingco and the BYND Shareholders and may be waived by BYND for itself, Fundingco and on behalf of the BYND Shareholders, in whole or in part on or before the Time of Closing.

8.	REPRESENTATIONS AND WARRANTIES

8.1	Concerning Acquiror

In order to induce BYND, Fundingco and the BYND Shareholders to enter into this Agreement and complete their respective obligations hereunder, the Acquiror represents and warrants to BYND, Fundingco and the BYND Shareholders that:

(a)	the Acquiror is a valid and subsisting corporation duly incorporated and in good standing under the laws of the Province of British Columbia;

(b)	the Acquiror is not a “reporting issuer” in any jurisdiction of Canada as that term is defined in the Securities Act and is not in material default of any requirement of the Securities Act;

(c)	the Acquiror is duly registered and licenced to carry on business in the jurisdictions in which it carries on Business or owns property where so required by the laws of that jurisdiction and are not otherwise precluded from carrying on business or owning property in such jurisdictions by any other commitment, agreement or document;

(d)	the Acquiror has full corporate power and authority to carry on its Business as now carried on by it, to enter into this Agreement and complete the Acquisitions and related transactions and to carry out its obligations hereunder and the this Agreement and the Acquisitions have been duly authorized, or will have been prior to the Time of Closing, by all necessary shareholder (if necessary) and corporate action on the part of the Acquiror and this Agreement constitutes a valid and binding obligation of the Acquiror in accordance with its terms, subject, however, to limitations imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance or injunction are granted at the discretion of a court of competent jurisdiction;

(e)	the execution and delivery of this Agreement and the performance of its obligations under this Agreement will not:

(i)	conflict with, or result in the breach or the acceleration of any indebtedness under, or constitute default under the constating documents of the Acquiror, or any indenture, mortgage, agreement, lease, licence or other instrument of any kind whatsoever to which the Acquiror is a party or by which it is bound, or any judgment or order of any kind whatsoever of any court or administrative body of any kind whatsoever by which Acquiror is bound;

(ii)	result in the violation of any law, ordinance, statute, regulation, by- law, order or decree of any kind whatsoever by the Acquiror; or

(iii)	violate any resolutions of the directors or shareholders of the Acquiror;

(f)	the authorized capital of the Acquiror consists of an unlimited number of common shares, of which 250,000 Acquiror Shares are issued and outstanding, as fully paid and non-assessable shares;

(g)	978,500 Acquiror Special Warrants have been duly authorized and issued to investors pursuant to the Crowdfunding;

(h)	200,000 Acquiror Special Warrants have been duly authorized and issued to Vested Technology Corp. in connection with the Crowdfunding;

(i)	the Acquiror has authorized the issuance of an additional 1,000,000 Acquiror Special Warrants to be issued to the Finders, prior to the Time of Closing;

(j)	each Acquiror Special Warrant is convertible into one (1) Acquiror Share, for no additional consideration;

(k)	there are at least 170 holders of Acquiror Special Warrants;

(l)	each holder of Acquiror Special Warrants holds a sufficient number of Acquiror Special Warrants such that, upon conversion into Acquiror Shares, each such holder would receive a sufficient number of Acquiror Shares as to constitute a Board Lot (as such term is defined by Exchange policy);

(m)	upon completion of the Amalgamation Transaction, each holder of Acquiror Special Warrants will hold a sufficient number of Acquiror Special Warrants such that, upon conversion into Resulting Issuer Shares, each such holder will receive a sufficient number of Resulting Issuer Shares as to constitute a Board Lot (as such term is defined by Exchange policy);

(n)	except in respect of the transactions contemplated herein and except for: (i) the Acquiror Shares issuable upon conversion of the currently issued Acquiror Special Warrants, and (ii) the 1,000,000 Acquiror Shares which will be issuable to the Finders upon conversion the 1,000,000 Acquiror Special Warrants to be issued to the Finders prior to the Time of Closing, no person has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming such a right, agreement or option, for the issue or allotment of any unissued shares in the capital of the Acquiror or any other security convertible into or exchangeable for any such shares, or to require Acquiror to purchase, redeem or otherwise acquire any of the issued and outstanding shares in its capital;

(o)	since its incorporation, except with respect to the transactions contemplated herein, the Acquiror has conducted no business other than completion of the Crowdfunding and the negotiation of the Acquisitions;

(p)	the Acquiror is the legal and beneficial owner of and has good and marketable title, free and clear of any Encumbrances, to its properties, Business and assets, and all agreements to which Acquiror holds an interest in a property, business or assets are in good standing according to their terms;

(q)	the Acquiror has not incurred any debts or liabilities, absolute contingent or otherwise and the Acquiror has not granted any general security over its assets or security in any particular asset;

(r)	the Acquiror Disclosure Record and all financial and other information provided to BYND, Fundingco and the BYND Shareholders do not contain any misrepresentations (as such term is defined in the Securities Act) and do not omit to state a material fact which, at the date thereof, was required to have been stated or was necessary to prevent a statement that was made from being false or misleading in the circumstances in which it was made;

(s)	any financial statements filed in the Acquiror Disclosure Record have been prepared in accordance with generally accepted accounting principles, present fairly, in all material respects, the financial position and all material liabilities (accrued, absolute, contingent or otherwise) of the Acquiror, as of the date thereof, and there have been no Adverse Material Changes in the financial position of the Acquiror since the date thereof and the Business of the Acquiror has been carried on in the usual and ordinary course consistent with past practice since the date thereof;

(t)	the Acquiror has complied fully in all material respects with the requirements of all applicable corporate and securities laws and administrative policies and directions, including, without limitation, the Securities Act in relation to the issue of its securities;

(u)	the Acquiror is in material compliance with all applicable laws, regulations and statutes in the jurisdictions in which it carries on business and which may materially affect the Acquiror, and the Acquiror has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such laws, regulations and statutes, and is not aware of any pending change or contemplated change to any applicable law or regulation or governmental position that would materially affect the Business of the Acquiror or the business or legal environment under which the Acquiror operates;

(v)	the Acquiror has all Permits under all applicable laws and regulations necessary for the operation of the Business carried on or proposed to be commenced by the Acquiror and each Permit is valid, subsisting and in good standing and Acquiror is not in default or breach of any Permit, and no proceeding is pending or to the best of the knowledge of the Acquiror, after due inquiry, threatened to revoke or limit any Permit;

(w)	the Acquiror is not a party to any actions, suits or proceedings which could materially affect its Business or financial condition, and to the best of the Acquiror’s knowledge, no such actions, suits or proceedings are contemplated or have been threatened;

(x)	there are no judgments against the Acquiror which are unsatisfied, nor are there any consent decrees or injunctions to which the Acquiror is subject;

(y)	no order ceasing, halting or suspending trading in securities of the Acquiror nor prohibiting the sale of such securities has been issued to and is outstanding against the Acquiror; and no investigations or proceedings for such purposes are pending or threatened;

(z)	all tax returns and reports of the Acquiror required by law to have been filed have been filed and are substantially true, complete and correct and all taxes and other government charges of any kind whatsoever of the Acquiror have been paid;

(aa)	adequate provision has been made for taxes payable by the Acquiror for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers or other arrangements of any kind whatsoever providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax or governmental charge of any kind whatsoever due and payable by the Acquiror;

(bb)	the Acquiror does not have any loans or other indebtedness outstanding which has been made to any of its shareholders, officers, directors or employees, past or present, or any person not dealing at “arm’s length” (as such term is used in the Tax Act);

(cc)	the Acquiror has not incurred and, except for the Acquiror Special Warrants to be issued to the Finders, will not incur any liability for brokers or finder’s fees of any kind whatsoever with respect to this Agreement or any transaction contemplated under this Agreement;

(dd)	the Acquiror’s constating documents are in the form contained in its minute book and no modifications or alterations have been proposed or approved by its shareholders;

(ee)	upon their issuance following a final receipt being issued for the NOP, the Resulting Issuer Shares to be issued to holders of Acquiror Special Warrants following the Amalgamation Transaction, will be validly issued and outstanding as fully paid and non-assessable shares of the Resulting Issuer, free and clear of any free and clear of any Encumbrances, escrow conditions or restrictions on trading other than any that may be imposed by the Exchange or under applicable securities laws;

(ff)	upon their issuance following a final receipt being issued for the NOP, the Resulting Issuer Shares to be issued to holders of Fundingco Seed Financing Special Warrants following the Amalgamation Transaction, will be validly issued and outstanding as fully paid and non-assessable shares of the Resulting Issuer, free and clear of any free and clear of any Encumbrances, escrow conditions or restrictions on trading other than any that may be imposed by the Exchange or under applicable securities laws;

(gg)	upon their issuance following a final receipt being issued for the NOP, the Resulting Issuer Shares to be issued to holders of Fundingco Secondary Financing Special Warrants following the Amalgamation Transaction, will be validly issued and outstanding as fully paid and non-assessable shares of the Resulting Issuer, free and clear of any free and clear of any Encumbrances, escrow conditions or restrictions on trading other than any that may be imposed by the Exchange or under applicable securities laws;

(hh)	upon their issuance following a final receipt being issued for the NOP, the Resulting Issuer Consideration Shares to be issued in connection with the Share Exchange Transaction, will be validly issued and outstanding as fully paid and non-assessable shares of the Resulting Issuer, free and clear of any Encumbrances, escrow conditions or restrictions on trading other than imposed by applicable securities laws or the Exchange;

(ii)	since its date of incorporation, there has not been any Material Adverse Change of any kind whatsoever to the financial position or condition of Acquiror or any damage, loss or other change of any kind whatsoever in circumstances materially affecting the Business or assets of the Acquiror or the right or capacity of the Acquiror to carry on its Business; and

(jj)	to the best of the Acquiror’s knowledge, information and belief, all documents and written information delivered by the Acquiror or its representatives under this Agreement to BYND, Fundingco or the BYND Shareholders or any of their respective representatives, are complete and correct in all material respects; and

(kk)	to the best of the Acquiror’s knowledge, information and belief, neither the Acquiror nor its management has withheld from BYND, Fundingco or the BYND Shareholders, any material information necessary to enable any of them to make an informed assessment and valuation of the Business, assets and liabilities of the Acquiror.

8.2	Concerning BYND, Cannasoft and Cannasoft Holdco

In order to induce Acquiror to enter into this Agreement and complete its obligations hereunder, BYND represents and warrants to Acquiror that:

(a)	each of BYND, Cannasoft and Cannasoft Holdco is a valid and subsisting corporation duly incorporated under the laws of the State of Israel;

(b)	none of BYND, Cannasoft nor Cannasoft Holdco is a “reporting issuer” in any jurisdiction of Canada as that term is defined in the Securities Act and none of them are in material default of any requirement of the Securities Act;

(c)	each of BYND, Cannasoft and Cannasoft Holdco is duly registered and licenced to carry on business in the jurisdictions in which it carries on Business or owns property where so required by the laws of that jurisdiction and is not otherwise precluded from carrying on business or owning property in such jurisdictions by any other commitment, agreement or document;

(d)	each of BYND, Cannasoft and Cannasoft Holdco has full corporate power and authority to carry on its Business as now carried on by it, to enter into this Agreement and complete the Share Exchange Transaction and related transactions and to carry out its obligations hereunder and this Agreement and the Share Exchange Transaction have been duly authorized, or will have been prior to the Time of Closing, by all necessary shareholder and corporate action on the part of BYND, Cannasoft and Cannasoft Holdco, and the Agreement constitutes a valid and binding obligation of BYND in accordance with its terms, subject, however, to limitations imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance or injunction are granted at the discretion of a court of competent jurisdiction;

(e)	since its incorporation, Cannasoft has conducted no business other than matters in contemplation of the BYND Reorganization;

(f)	since its incorporation, Cannasoft Holdco has conducted no business other than matters in contemplation of the BYND Reorganization;

(g)	since its incorporation, BYND has conducted no business other than developing, marketing and selling CRM software products and services;

(h)	the execution and delivery of this Agreement and the performance of BYND’s obligations under this Agreement will not:

(i)	conflict with, or result in the breach or the acceleration of, any indebtedness under, or constitute default under, the charter or constating documents of BYND, Cannasoft or Cannasoft Holdco, or any indenture, mortgage, agreement, lease, licence or other instrument of any kind whatsoever to which BYND, Cannasoft or Cannasoft Holdco is a party, or by which any of them is bound, or any judgment or order of any kind whatsoever of any court or administrative body of any kind whatsoever by which any of them is bound; or

(ii)	to the best of its knowledge, result in the violation of any law, ordinance, statute, regulation, by-law, order or decree of any kind;

(i)	immediately before the Closing, those persons set forth in Schedule “A” attached hereto (being the BYND Shareholders), shall be the legal and beneficial owner of 100% of the issued and outstanding BYND Shares as fully paid and non-assessable shares, in the proportions set forth in Schedule “A”;

(j)	except for the currently issued BYND Shares, there are no other shares, options, warrants, convertible notes or debentures, agreements, documents, instruments or other writings of any kind whatsoever which constitute a “security” (as that term is defined in the Securities Act) of BYND, or any right to acquire any of the same, and, except as is provided for in this Agreement, to the best of its knowledge, there are no options, agreements, rights of first refusal or other rights of any kind whatsoever to acquire all or any part of the BYND Shares or any interest in them from the BYND Shareholders or from any one of them;

(k)	on the Closing Date, the following parties shall be legal and beneficial owners of 100% of the issued and outstanding Cannasoft Shares as set forth below, and all such Cannasoft Shares are issued as fully paid and non-assessable shares:

Shareholder	Percentage of Cannasoft Shares Held
Cannasoft Holdco	76%
Original Rights Holder	24%

(l)	except for the Cannasoft Shares held as described in Section 8.2(k), on the Closing Date: (i) there will be no other shares, options, warrants, convertible notes or debentures, agreements, documents, instruments or other writings of any kind whatsoever which constitute a “security” (as that term is defined in the Securities Act) of Cannasoft, or any right to acquire any of the same, and (ii) there will be no options, agreements, rights of first refusal or other rights of any kind whatsoever to acquire all or any part of the Cannasoft Shares or any interest in them from any holder thereof;

(m)	on the Closing Date, BYND shall be the legal and beneficial owner of 100% of the issued and outstanding Cannasoft Holdco Shares, as fully paid and non- assessable shares;

(n)	except for the Cannasoft Holdco Shares held by BYND, on the Closing Date: (i) there will be no other shares, options, warrants, convertible notes or debentures, agreements, documents, instruments or other writings of any kind whatsoever which constitute a “security” (as that term is defined in the Securities Act) of Cannasoft Holdco, or any right to acquire any of the same, (ii) and there will be no options, agreements, rights of first refusal or other rights of any kind whatsoever to acquire all or any part of the Cannasoft Holdco Shares or any interest in them from any holder thereof;

(o)	each of BYND, Cannasoft and Cannasoft Holdco is in material compliance with all applicable laws, regulations and statutes in the jurisdictions in which it carries on business and which may materially affect any of them, and none of them have received a notice of non-compliance, nor does BYND know of, nor have reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such laws, regulations and statutes, and BYND is not aware of any pending change or contemplated change to any applicable law or regulation or governmental position that would materially affect the Business of BYND, Cannasoft or Cannasoft Holdco or the business or legal environment under which any of them operates;

(p)	each of BYND, Cannasoft and Cannasoft Holdco has all Permits under all applicable laws and regulations necessary for the operation of the Business carried on or proposed to be commenced by it and each such Permit is valid, subsisting and in good standing and neither BYND, Cannasoft or Cannasoft Holdco is in material default or breach of any Permit, and no proceeding is pending or to the best of BYND’s knowledge, threatened to revoke or limit any Permit;

(q)	neither BYND, Cannasoft nor Cannasoft Holdco is a party to any actions, suits or proceedings which could materially affect its Business or financial condition, and to the best of BYND’s knowledge no such actions, suits or proceedings are contemplated or have been threatened;

(r)	there are no judgments against BYND, Cannasoft or Cannasoft Holdco which are unsatisfied, nor are there any consent decrees or injunctions to which any of them is subject;

(s)	no order ceasing, halting or suspending trading in securities of BYND, Cannasoft or Cannasoft Holdco nor prohibiting the sale of such securities has been issued to and is outstanding against BYND, Cannasoft or Cannasoft Holdco; and no investigations or proceedings for such purposes are pending or threatened;

(t)	all tax returns and reports of BYND, Cannasoft and Cannasoft Holdco required by law to have been filed have been filed and are substantially true, complete and correct and all taxes and other government charges of any kind whatsoever of BYND, Cannasoft and Cannasoft Holdco have been paid;

(u)	adequate provision has been made for taxes payable by BYND, Cannasoft and Cannasoft Holdco for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers or other arrangements of any kind whatsoever providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax or governmental charge of any kind whatsoever due and payable by any of them;

(v)	to the best of BYND’s knowledge, BYND is not aware of any contingent tax liabilities of BYND, Cannasoft or Cannasoft Holdco of any kind whatsoever or any grounds which would prompt a reassessment of BYND, Cannasoft or Cannasoft Holdco;

(w)	each of BYND, Cannasoft and Cannasoft Holdco has made all collections, deductions, remittances and payments of any kind whatsoever and filed all reports and returns required by it to be made or filed under the provisions of all applicable statutes requiring the making of collections, deductions, remittances or payments of any kind whatsoever in those jurisdictions in which any of them carries on business;

(x)	each of BYND’s, Cannasoft’s and Cannasoft Holdco’s constating documents are in the form contained in its respective minute book and no modifications or alterations have been proposed or approved by its shareholders;

(y)	the books and records of BYND, Cannasoft and Cannasoft Holdco disclose all material financial transactions of each of them and such transactions have been fairly and accurately recorded;

(z)	there are no material liabilities of BYND, Cannasoft or Cannasoft Holdco, whether direct, indirect, absolute, contingent or otherwise, except as disclosed in the BYND Financial Statements, and disclosed in BYND’s business records and related to the ordinary course of business;

(aa)	since its incorporation, all of the material transactions of BYND, Cannasoft and Cannasoft Holdco have been promptly and properly recorded or filed in, or with, their respective books or records, and each of their respective minute books contain all records of the meetings and proceedings of shareholders and directors of BYND, Cannasoft and Cannasoft Holdco (as the case may be) since its incorporation.

(bb)	since the date of the most recent BYND Financial Statements, there has not been any Material Adverse Change of any kind whatsoever to the financial position or condition of Acquiror or any damage, loss or other change of any kind whatsoever in circumstances materially affecting the Business, assets or listing of Acquiror or the right or capacity of Acquiror to carry on its Business;

(cc)	to the best of BYND’s knowledge, information and belief, all documents and written information delivered by BYND or its representatives under this Agreement to Acquiror or its representatives, are complete and correct in all material respects; and

(dd)	to the best of BYND’s knowledge, information and belief, neither BYND nor its management has withheld from Acquiror any material information necessary to enable Acquiror to make an informed assessment and valuation of the Business, assets and liabilities of BYND.

8.3	Concerning Fundingco

In order to induce Acquiror to enter into this Agreement and complete its obligations hereunder, Fundingco represents and warrants to Acquiror solely with respect to itself that:

(a)	Fundingco is a valid and subsisting corporation duly incorporated under the laws of British Columbia;

(b)	Fundingco is not a “reporting issuer” in any jurisdiction of Canada as that term is defined in the Securities Act and is not in material default of any requirement of the Securities Act;

(c)	Fundingco is duly registered and licenced to carry on business in the jurisdictions in which it carries on business or owns property where so required by the laws of that jurisdiction and is not otherwise precluded from carrying on business or owning property in such jurisdictions by any other commitment, agreement or document;

(d)	Fundingco has full corporate power and authority to carry on its Business as now carried on by it, to enter into this Agreement and to carry out its obligations hereunder and this Agreement has been duly authorized, or will have been prior to the Time of Closing, by all necessary shareholder and corporate action on the part of Fundingco, and the Agreement constitutes a valid and binding obligation of Cannasoft in accordance with its terms, subject, however, to limitations imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance or injunction are granted at the discretion of a court of competent jurisdiction;

(e)	the execution and delivery of this Agreement and the performance of Fundingco’s obligations under this Agreement will not:

(i)	conflict with, or result in the breach or the acceleration of, any indebtedness under, or constitute default under, the charter or constating documents of Fundingco, or any indenture, mortgage, agreement, lease, licence or other instrument of any kind whatsoever to which Fundingco is a party, or by which each one of them is bound, or any judgment or order of any kind whatsoever of any court or administrative body of any kind whatsoever by which each one of them is bound; or

(ii)	to the best of its knowledge, result in the violation of any law, ordinance, statute, regulation, by-law, order or decree of any kind;

(f)	the authorized capital of Fundingco consists of an unlimited number of Class “A” common shares and an unlimited number of Class “B” common shares, of which one (1) Class “A” Fundingco Share (being the Fundingco Subscriber Share) has been issued and is outstanding as fully paid and non-assessable and such Fundingco Subscriber Share is duly registered to the Fundingco Subscriber;

(g)	except for the Fundingco Subscriber Share, the Fundingco Seed Financing Special Warrants to be issued in connection with the Fundingco Seed Financing and the Fundingco Secondary Financing Special Warrants to be issued in connection with the Fundingco Secondary Financing, there are no other shares, options, warrants, convertible notes or debentures, agreements, documents, instruments or other writings of any kind whatsoever which constitute a “security” (as that term is defined in the Securities Act) of Fundingco, or any right to acquire any of the same, and, except as is provided for in this Agreement, to the best of its knowledge, there are no options, agreements, rights of first refusal or other rights of any kind whatsoever to acquire all or any part of the Fundingco Shares or any interest in them from any holder thereof;

(h)	since its incorporation, Fundingco has conducted no business other than matters in contemplation of the Fundingco Seed Financing and the Fundingco Secondary Financing;

(i)	Fundingco is the legal and beneficial owner of and has good and marketable title, free and clear of any Encumbrances, to its properties, Business and assets, and all agreements to which Fundingco holds an interest in a property, business or assets are in good standing according to their terms;

(j)	Fundingco has not incurred any debts or liabilities, absolute contingent or otherwise and the Acquiror has not granted any general security over its assets or security in any particular asset;

(k)	Fundingco has complied fully in all material respects with the requirements of all applicable corporate and securities laws and administrative policies and directions, including, without limitation, the Securities Act in relation to the issue of its securities;

(l)	Fundingco is in material compliance with all applicable laws, regulations and statutes in the jurisdictions in which it carries on business and which may materially affect Fundingco, has not received a notice of non-compliance, nor does Fundingco know of, nor have reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such laws, regulations and statutes, and Fundingco is not aware of any pending change or contemplated change to any applicable law or regulation or governmental position that would materially affect the Business of Fundingco or the business or legal environment under which Fundingco operates;

(m)	Fundingco has all Permits under all applicable laws and regulations necessary for the operation of the Business carried on or proposed to be commenced by Fundingco and each Permit is valid, subsisting and in good standing and Fundingco is not in material default or breach of any Permit, and no proceeding is pending or to the best of Fundingco’s knowledge, threatened to revoke or limit any Permit;

(n)	Fundingco is not a party to any actions, suits or proceedings which could materially affect its business or financial condition, and to the best of Fundingco’s knowledge no such actions, suits or proceedings are contemplated or have been threatened;

(o)	there are no judgments against Fundingco which are unsatisfied, nor are there any consent decrees or injunctions to which Fundingco is subject;

(p)	no order ceasing, halting or suspending trading in securities of Fundingco nor prohibiting the sale of such securities has been issued to and is outstanding against Fundingco; and no investigations or proceedings for such purposes are pending or threatened;

(q)	all tax returns and reports of Fundingco required by law to have been filed have been filed and are substantially true, complete and correct and all taxes and other government charges of any kind whatsoever of Fundingco have been paid;

(r)	adequate provision has been made for taxes payable by Fundingco for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers or other arrangements of any kind whatsoever providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax or governmental charge of any kind whatsoever due and payable by Fundingco;

(s)	Fundingco does not have any loans or other indebtedness outstanding which has been made to any of its shareholders, officers, directors or employees, past or present, or any person not dealing at “arm’s length” (as such term is used in the Tax Act);

(t)	Fundingco has not incurred and will not incur any liability for brokers or finder’s fees of any kind whatsoever with respect to this Agreement or any transaction contemplated under this Agreement;

(u)	Fundingco’s constating documents are in the form contained in its minute book and no modifications or alterations have been proposed or approved by its shareholders;

(v)	since its date of incorporation, there has not been any Material Adverse Change of any kind whatsoever to the financial position or condition of Fundingco or any damage, loss or other change of any kind whatsoever in circumstances materially affecting the Business, assets or listing of Fundingco, or the right or capacity of Acquiror to carry on its Business;

(w)	to the best of Fundingco’s knowledge, information and belief, all documents and written information delivered by Fundingco or its representatives under this Agreement to Acquiror or its representatives, are complete and correct in all material respects; and

(x)	to the best of the Fundingco’s knowledge, information and belief, neither Fundingco nor its management has withheld from the Acquiror, any material information necessary to enable it to make an informed assessment and valuation of the Business, assets and liabilities of Fundingco.

8.4	Concerning the BYND Shareholders

In order to induce Acquiror to enter into this Agreement and complete its obligations hereunder, each of the BYND Shareholders represents and warrants to Acquiror solely with respect to itself that:

(a)	if a corporation, it is a valid and subsisting corporation duly incorporated under the laws of the jurisdiction in which it is incorporated or formed;

(b)	immediately before the Closing, it shall be the legal and beneficial owner of the BYND Shares as set out and described in Schedule “A”, free and clear of all Encumbrances;

(c)	the such BYND Shareholder has complete and unrestricted right, power, capacity and authority to transfer legal and beneficial title in and to its BYND Shares to Acquiror, free and clear of all Encumbrances;

(d)	the BYND Shareholder has not granted to anyone any option or right to acquire any of its BYND Shares;

(e)	the entering into and performance of this Agreement and the transactions contemplated herein by it will not violate:

(i)	if a corporation, its constating documents or by laws;

(ii)	will not result in the creation or imposition of any Encumbrance or restriction of any nature whatsoever in favour of a third party upon or against the BYND Shares owned by it; or

(iii)	any statute, regulation, by law, order, judgment, or decree by which it is bound, except for such violations which would not have a Material Adverse Change on BYND;

(f)	if a corporation, the BYND Shareholder has taken all necessary corporate action to permit and authorize the sale of its BYND Shares to Acquiror;

(g)	it acknowledges and agrees to be bound by any restrictions on the resale of the Resulting Issuer Consideration Shares issued to it at the Closing that may be imposed by applicable law and the Exchange; and

(h)	such BYND Shareholder has been advised to obtain independent legal and tax advice prior to entering into this Agreement.

8.5	Survival

The representations and warranties made by the parties under this Part 8 are true and correct as of the Effective Date and shall be true and correct at the Time of Closing as though they were made at that time, and should such not be the case, the parties to whom the representations and warranties were made shall be entitled, for a period of three months following the Closing, to seek remedy against that party for any such misrepresentation or breach of warranty. After the expiration of such three-month period, no party shall have any further liability with respect to any breach of any representation or warranty contained herein, except for those alleged breaches for which notice has been given prior to the end of such six-month period.

8.6	Limitations on Representations and Warranties

The parties shall not be deemed to have made any representation or warranty other than as expressly made in paragraphs 8.1 to 8.4 hereof..

9.	CLOSING

9.1	Closing Date

The Closing shall take place at the Time of Closing at the offices of Devry Smith Frank LLP, or at such other time, date or place upon which the parties may mutually agree.

9.2	Deliveries by BYND, Fundingco and the BYND Shareholders

At the Time of Closing, upon the fulfillment or waiver of all of the conditions set out in Section 8, BYND, Fundinco and the BYND Shareholders (as the case may be) shall deliver to the Acquiror (or the Resulting Issuer, as applicable) the following documents:

(a)	a certified true copy of the resolutions of the directors of BYND and, if necessary, the BYND Shareholders evidencing that the board of directors and, if applicable, the BYND Shareholders, have approved this Agreement and all of the transactions of BYND and the BYND Shareholders contemplated hereunder; and

(b)	a certified true copy of the resolutions of the directors of Fundingco and, if necessary, the Fundingco Subscriber evidencing that the board of directors and, if applicable, the Fundingco Subscriber, have approved this Agreement and all of the transactions of Fundingco contemplated hereunder; and

(c)	such other materials that are, in the opinion of Acquiror (or the Resulting Issuer, as applicable) acting reasonably, required to be delivered by each of them in order for each of them meet its respective obligations under this Agreement.

9.3	Deliveries by Acquiror

At the Time of Closing on the Closing Date, upon the fulfilment or waiver of all of the conditions set out in Section 8, Acquiror shall deliver to BYND, Fundingco and the BYND Shareholders (as applicable):

(a)	a certified true copy of the resolutions of the directors of Acquiror and, if necessary, the Acquiror Shareholders, evidencing that the board of directors and, if applicable, the Acquiror Shareholders, have approved this Agreement and all of the transactions of the Acquiror and the Acquiror Shareholders contemplated hereunder; and

(b)	such other materials that are, in the opinion of BYND, Fundingco, Cannasoft and the BYND Shareholders, acting reasonably, required to be delivered the Acquiror in order for it to meet its obligations under this Agreement.

10.	ORDINARY COURSE

Until the Time of Closing, neither BYND, Fundingco, Cannasoft nor the Acquiror shall, without the prior written consent of the other parties, enter into any contract in respect of its respective Business or assets, other than in the ordinary course of business, and each party shall continue to carry on its respective Business and maintain its assets in the ordinary course of business.

11.	TERMINATION

11.1	Unsatisfactory Due Diligence

Each of BYND, Fundingco, the BYND Shareholders or Acquiror shall, in its sole discretion, acting reasonably, have the right to terminate this Agreement, if it is not satisfied with the results of its due diligence in connection with the other party or parties, as the case may be, or as to the legal or tax consequences of concluding the transactions contemplated herein, provided notice of such termination is given to the other party on or before expiry of the Due Diligence Period.

11.2	Non-Fulfillment of Conditions

If any of the conditions contained in Article 8 hereof shall not be fulfilled or performed by the Closing Date or such other later date mutually agreed upon by the parties and such condition is contained in:

(a)	Section 7.1 hereof, any of the parties hereto may terminate this Agreement by written notice to the other parties;

(b)	Section 7.2 hereof, the Acquiror may terminate this Agreement by written notice to BYND, Fundingco and the BYND Shareholders; or

(c)	Section 7.3 hereof, BYND, Fundingco and the BYND Shareholders may terminate this Agreement by written notice to Acquiror.

If this Agreement is terminated as aforesaid, the party terminating this Agreement shall be released from all obligations under this Agreement, all rights of specific performance against such party shall terminate and, unless such party can show that the condition or conditions the non-performance of which has caused such party to terminate this Agreement were reasonably capable of being performed by the other party, then the other party shall also be released from all obligations hereunder, including those provided for under Section 13.2 and further provided that any of such conditions may be waived in full or in part by either of the parties without prejudice to its rights of termination in the event of the non-fulfillment or non-performance of any other condition.

11.3	Refusal to Complete

If any of the parties hereto shall determine at any time prior to the Closing Date that it intends to refuse to consummate the Acquisitions, the Fundingco Secondary Financing or any of the other transactions contemplated hereby because of any unfulfilled or unperformed condition contained in this Agreement on the part of the other of them to be fulfilled or performed, the party shall so notify the other of them forthwith upon making such determination in order that such other of them shall have the right and opportunity to take such steps, at its own expense, as may be necessary for the purpose of fulfilling or performing such condition within a reasonable period of time, but in no event later than the Closing Date.

12.	STANDSTILL AGREEMENT

12.1	Standstill

From the date of the acceptance of this Agreement until completion of the transactions contemplated herein or the earlier termination hereof, BYND, Fundingco, Cannasoft, the BYND Shareholders and Acquiror will not, directly or indirectly, solicit, initiate, assist, facilitate, promote or encourage proposals or offers from, entertain or enter into discussions or negotiations with, or provide information relating to its securities or assets, business, operations, affairs or financial condition to any persons in connection with the acquisition or distribution of any securities of any of them, or any amalgamation, merger, consolidation, arrangement, restructuring, refinancing, sale of any material assets of any of them, unless such action, matter or transaction is part of the transactions contemplated in this Agreement or is satisfactory to, and is approved in writing in advance by the other parties hereto or is necessary to carry on the normal course of business.

13.	PUBLIC DISCLOSURE

13.1	Restrictions on Disclosure

No disclosure or announcement, public or otherwise, in respect of this Agreement or the transactions contemplated herein will be made by any party without the prior written consent of the other parties as to timing, content and method, such consent to not be unreasonably withheld or delayed, provided that the obligations herein will not prevent any party from making, after consultation with the other parties, such disclosure as its counsel advises is required by applicable law or the rules and policies of the Exchange or as is required to carry out the transactions contemplated in this Agreement or the obligations of any of the parties hereto.

13.2	Confidentiality

Except with the prior written consent of the other parties, each of the parties and its respective employees, officers, directors, shareholders, agents, advisors and other representatives will hold all information received from the other party concerning any of Acquiror, BYND, Fundingco, Cannasoft or the BYND Shareholders in strictest confidence and shall not be disclosed or used by the recipients thereof, except such information and documents available to the public or as are required to be disclosed by applicable law. All such information in written or electronic form and documents will be promptly returned to the party originally delivering them in the event that the transactions provided for in this Agreement are not completed.

13.3	Personal Information

Each BYND Shareholder hereby consents to the disclosure of his or her personal information in connection with the transactions contemplated by this Agreement and acknowledges and consents to the fact that BYND and Acquiror are collecting the personal information (as that term is defined under applicable privacy legislation, including the Personal Information Protection and Electronic Documents Act (Canada) and any other applicable similar, replacement or supplemental provincial or federal legislation or laws in effect in Canada from time to time) of such BYND Shareholder for the purposes of completing this Agreement and the transactions contemplated hereby. Each BYND Shareholder acknowledges and consents to BYND and Acquiror retaining such personal information for as long as permitted or required by law or business practices. Each BYND Shareholder further acknowledges and consents to the fact that BYND and Acquiror may be required by applicable securities legislation or the rules and policies of the Exchange to provide regulatory authorities with any personal information provided by the BYND in this Agreement and each BYND Shareholder further consents to the public disclosure of such information by electronic filing or by any other means.

14.	POWER OF ATTORNEY

Each of the BYND Shareholders hereby nominates, constitutes and appoints Moti Maram, as his/its true and lawful attorney-in-fact and agent, with full power of substitution and re- substitution, and in his/its name, place and stead, to execute any and all documents, instruments and agreements relating to the Acquisitions, including duly executed stock powers of attorney authorizing the transfer to Acquiror of BYND Shares held by each respective BYND Shareholder, with full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as each of the undersigned BYND Shareholders might or could do in person, and each of the undersigned BYND Shareholders hereby ratifies and agrees to ratify and confirm all that the said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

15.	GENERAL

15.1	Time

Time and each of the terms and conditions of this Agreement shall be of the essence of this Agreement and any waiver by the parties of this paragraph or any failure by them to exercise any of their rights under this Agreement shall be limited to the particular instance and shall not extend to any other instance or matter in this Agreement or otherwise affect any of their rights or remedies under this Agreement.

15.2	Entire Agreement

This Agreement constitutes the entire Agreement between the parties hereto in respect of the matters referred to herein and there are no representations, warranties, covenants or agreements, expressed or implied, collateral hereto other than as expressly set forth or referred to herein. In particular, upon the execution and delivery of this Agreement, the Letter of Intent dated November 11, 2019 made between the Acquiror and BYND, as extended by the Acquiror and BYND by letter dated November 28, 2019, is hereby terminated and of no further force and effect.

15.3	Further Assurances

The parties hereto shall execute and deliver all such further documents and instruments and do all such acts and things as any party may, either before or after the Closing, reasonably require of the others in order that the full intent and meaning of this Agreement is carried out. The provisions contained in this Agreement which, by their terms, require performance by a party to this Agreement subsequent to the Closing, shall survive the Closing.

15.4	Amendments

No alteration, amendment, modification or interpretation of this Agreement or any provision of this Agreement shall be valid or binding upon the parties hereto unless such alteration, amendment, modification or interpretation is in written form executed by all of the parties to this Agreement.

15.5	Notices

Any notice, request, demand, election and other communication of any kind whatsoever to be given under this Agreement shall be in writing and shall be delivered by hand, e-mail or by fax to the parties at their following respective addresses:

To BYND, Fundingco or the BYND Shareholders:

c/o BYND – Beyond Solutions Ltd.

86 Hacharoshet St.

Kiryat Bialik, 27999, Israel

Attention:	Moti Maram
Email:	maram.moti@gmail.com

With a copy to:

Devry Smith Frank LLP

95 Barber Greene Road, Suite 100

Toronto, ON

M3C 3E9

Attention: Dan Rothberg

Fax: (416) 449-7071

Email: dan.rothberg@devrylaw.ca

To the Acquiror:

Lincoln Acquisitions Corp.

104 – 1857 West 4th Avenue

Vancouver, BC. V6J 1M4

Attention: Jerrold Bradley

Email: jerrybradleyinc@hotmail.com

With a copy to:

Owen Bird Law Corporation

Bentall 3, Suite 2900, 595 Burrard Street

Vancouver, BC

V7X 1J5

Attention: Ron Paton

Fax: (604) 632-4440

Email: rpaton@owenbird.com

or to such other addresses as may be given in writing by the parties hereto in the manner provided for in this paragraph, and the party sending such notice should request acknowledgment of delivery and the party receiving such notice should provide such acknowledgment. Notwithstanding whether or not a request for acknowledgment has been made or replied to, whether or not delivery has occurred will be a question of fact. If a party can prove that delivery was made as provided for above, then it will constitute delivery for the purposes of this Agreement whether or not the receiving party acknowledged receipt.

15.6	Assignment

This Agreement may not be assigned by any party hereto without the prior written consent of all of the parties hereto.

15.7	Governing law

This Agreement shall be subject to, governed by, and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein without reference to the conflicts of laws principles thereof, and the parties hereby irrevocably and unconditionally attorn to the jurisdiction of the Courts of British Columbia.

15.8	Counterparts

This Agreement may be executed and delivered in several counterparts and portable document format (PDF), each of which so executed shall be deemed to be an original and such counterparts together shall constitute one and the same agreement.

15.9	Severability

If any one or more of the provisions contained in this agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless in either case as a result of such determination this agreement would fail in its essential purpose.

15.10	Number and Gender

Unless the context of this Agreement otherwise requires, to the extent necessary so that each clause will be given the most reasonable interpretation, the singular number will include the plural and vice versa, the verb will be construed as agreeing with the word so substituted, words importing the masculine gender will include the feminine and neuter genders, words importing persons will include firms and corporations and words importing firms and corporations will include individuals.

15.11	Enurement

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors, permitted assigns, trustees, representatives, heirs and executors.

[Remainder of page intentionally left blank. Execution page to follow.]

IN WITNESS WHEREOF the parties have hereunto set their hands and seals as of the Effective Date.

LINCOLN ACQUISITIONS CORP.		BYND – BEYOND SOLUTIONS LTD.

per :		per:
	Jerrold Bradley, President		Moti Maram, President

1232986 B.C. LTD.		BZIZINSKY ENTREPRENEURSHIP AND INVESTMENT LTD.

per:		per:
	Ofir Avitan, President		Dalya Bzizinsky, President

SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
)
)
)
Witness	)	Moti Maram
)
)
)
Witness	)	Avner Tal
)
)
)
Witness	)	Yftah Ben Yaackov
)

[Business Combination Agreement – Signature Page]

LINCOLN ACQUISITIONS CORP.

per:______________________
Jerrold Bradley, President

BYND – BEYOND SOLUTIONS LTD.

ביונד סולושנס בע"מ

per:______________________
Moti Maram, President

1232986 B.C. LTD.

per:______________________
Ofir Avitan, President

BZIZINSKY ENTREPRENEURSHIP AND INVESTMENT LTD.

per:______________________
Dalya Bzizinsky, President

SIGNED, SEALED AND DELIVERED
in the presence of:

____
Witness

____
Moti Maram

____
Witness

____
Avner Tal

____
Witness

____
Yftah Ben Yaackov

[Business Combination Agreement – Signature Page]

SCHEDULE “A”

BYND SHAREHOLDERS

Percentage of BYND
Name & Address	Shares owned
Moti Maram	22.71
Avner Tal	22.71
Yftah Ben Yaackov	45.43
Bzizinsky Entrepreneurship	9.15%
and Investment Ltd.
TOTAL	100%

SCHEDULE “B”

BYND SOLUTIONS, INC. FINANCIAL STATEMENTS

BYND – BEYOND SOLUTIONS LTD.

FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2018

BYND – BEYOND SOLUTIONS LTD.

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2015

INDEX

Hilewitz Tzemach, C.P.A.

Report of Independent Auditors to the shareholders of

BYND – BEYOND SOLUTIONS LTD.

We have audited the attached balance sheets of Bynd – Beyond Solutions Ltd. (hereinafter: the “Company”) as of December 31, 2018 and 2017, and the profit and loss statements for each one of the years then ended.

These financial statements are at the responsibility of the Company’s board of directors and its management. Our responsibility is to express an opinion on these financial statements based on our audit.

We have conducted our audit according to auditing standards accepted in Israel, including the standards which were established in the Accountants Regulations (Accountants Work Procedures), 5733-1973. Those standards require that we plan and perform the audit to obtain reasonable assurance that the financial statements are free of material misstatement. The audit also includes a sample inspection of evidence supporting the amounts and data contained in the financial statements. The audit also consists of a review of the accounting principles which were applied and of the significant estimates made by the Company’s board of directors and its management, and an evaluation of the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, according to accepted accounting principles, in all material respects, the financial condition of the Company as of December 31, 2018 and 2017, and the results of its operations for each one of years ended on the above dates, in conformity with accounting principles generally accepted in the Israel (Israeli GAAP).

May 2019	Tzemach Hilewitz, C.P.A.

7 Bar Ilan St., Givat Shmuel 54019

Mobile – 054-4920773, Telefax – 03-5324576

BALANCE SHEETS	Bynd – Beyond Solutions Ltd.

		December 31
		2018	2017
	Note	New Israeli Shekel

Fixed Assets		119,944	198,872

Current Assets

Cash and cash equivalents	2	699,319	157,231
Short term investments		-	4,768
Checks for collection		4,080	12,103
Customers		2,788	-
Accounts receivables and debit balances	3	201,682	142,583

		907,862	316,685
Investments, Loans and Noncurrent debit balances
Investments, Loans and Noncurrent debit balances
		96,000	400,000
		1,123,813	915,557
Current Liabilities
Suppliers and checks payable		240,765	274,865
Advances from customers		-	52,352
Accounts payable and credit balances	4	260,185	215,371

		500,950	542,588
Noncurrent Obligations
Long term loans	5	-	21,280

Equity
Profit balance		622,863	351,689

		1,123,813	915,557

The attached notes constitute an integral part of the financial statements.

May 2019
Financial Statements’ certification date	Managing director

PROFIT AND LOSS STATEMENTS	Bynd – Beyond Solutions Ltd.

		For the year ended on December 31
		2018	2017
	Note	New Israeli Shekel
Income	6	4,236,048	3,776,230
Labor and ancillary expenses		(2,429,451)	(2,566,400)
Other expenses	7	(16,631)	(65,025)

Gross profit		1,789,966	1,144,805
Selling, administrative and general expenses	8	1,847,450	1,069,081

Operating profit (loss)		(57,484)	75,724
Finance expenses, net		(12,661)	(18,919)

Profit (loss) per annum post finance		(70,145)	56,805
Other income	9	422,319	-

Operating profit before taxes on income		352,174	56,805
Taxes on income - contribution		(81,000)	(79,790)

Net profit (loss) per period		271,174	(22,985)
Loss from previous years		351,689	974,674
Paid-up dividend		-	(600,000)

Net profit per period		622,863	351,689

The attached notes constitute an integral part of the financial statements.

NOTES TO FINANCIAL STATEMENTS	Bynd – Beyond Solutions Ltd.

Note 1 – Major Principles of Accounting Policy

The major principles of the accounting policy, which were consistently applied in the preparation of the financial statements, are as follows:

A.	Fixed Assets

The fixed assets are presented on the basis of cost minus accumulated depreciation. The depreciation is calculated according to the equal depreciation method at the proper rates over the life of the assets.

B.	Cash Flow

No cash flow report was prepared, since it does not add significant information beyond the information included in the financial statements.

C.	Deferred Taxes

In the absence of certainty as to whether the Company will have taxable income in the future, no deferred taxes were recorded as assets in the financial statements.

D.	Revenue Recognition

Revenues from the provision of services are recognized by the Company when the services are actually provided.

Note 2 – Cash and Cash Equivalent

	As of December 31
	2018	2017
	New Israeli Shekel
Current ILS	462,990	63,835
Current Foreign Currency	195,059	-
Checks and cash in hand	-	58,924
Credit cards	41,270	34,472
	699,319	157,231

Note 3 – Accounts receivables and debit balances

	As of December 31
	2018	2017
	New Israeli Shekel
Shareholders	83,828	-
Income Tax advances	117,854	142,583
	201,682	142,583

Note 4 – Accounts payable and credit balances

	As of December 31
	2018	2017
	New Israeli Shekel
VAT payable and receivable	60,245	34,609
Salaries and contributions for salaries	118,940	150,762
Taxes for profits and dividends	81,000	30,000
	260,185	215,371

Note 5 – Long term loans

A.	Composition

	As of December 31
	2018	2017
	New Israeli Shekel
Banks	-	21,280

Note 6 – Income

	For the year ended on December 31
	2018	2017
	New Israeli Shekel
Services provided	3,995,980	3,648,247
Sales	240,068	127,983
	4,236,048	3,776,230

Note 7 – Other Expenses

	For the year ended on December 31
	2018	2017
	New Israeli Shekel
Capital loss from sale of vehicles	(16,631)	(65,025)

Note 8 – Selling, Administrative and General Expenses

	For the year ended on December 31
	2018	2017
	New Israeli Shekel
Acquisitions and field works	369,180	62,034
Electricity	8,145	8,146
Legal	19,487	38,988
Communication	24,622	34,815
Car leasing and maintenance	167,611	241,271
Depreciation expenses	65,544	124,275
Gifts	7,560	15,073
Advertising	3,338	2,255
Rent and maintenance	68,902	74,671
Professional Services	759,333	255,337
Insurance	987	1,616
Travelling abroad	26,082	-
Administrative	6,553	9,548
Hosting and refreshments	63,554	75,838
Taxes and fees	1,968	5,556
Accounting and auditing	13,632	119,658
Donations	100	-
Deductions audit 13-16	240,852	-
	1,847,450	1,069,081

Note 9 – Other Income

	For the year ended on December 31
	2018	2017
	New Israeli Shekel
Income from sale of shares	422,319	-

Hilewitz Tzemach, C.P.A.

Report of Independent Auditors

We have reviewed the attached adjustment of Bynd – Beyond Solutions Ltd. for the tax year 2018 (together with the forms attached thereto and marked by our stamp for identification purposes), adjusting the Company’s profit according to its Profit and Loss report for the year ended on December 31, 2018, to the income declared by it foe income tax purposes, for said tax year.

We have reviewed the expenses specified in the Regulations regarding “Conditions for deduction of certain Expenses, made the required computations according to section 3(10) of the Income Tax Ordinance and examined whether the conditions specified in section 32A of the Ordinance were met, in the scope agreed upon between the Income Tax Commission and the Institute of Certified Public Accountants in Israel, with all ensuing consequences.

We are of the opinion, subject to the provisions of the above paragraph, that the aforementioned adjustment was made according to the provisions of the Income Tax Ordinance and the Income Tax (Inflationary Adjustments) Law, 5745-1985.

May 2019	Tzemach Hilewitz, C.P.A.

7 Bar Ilan St., Givat Shmuel 54019

Mobile – 054-4920773, Telefax – 03-5324576

Adjustment Report for Income Tax Purposes	Bynd – Beyond Solutions Ltd.

For the tax year 2018
New Israeli Shekel
Profit according to Profit & Loss Report	352,174

Managing Director

BALANCE SHEETS	BYND – Beyond Solutions Ltd.

		September 30	December 31
		2019	2018
		Unaudited	Audited
	Note	New Israeli Shekel
Fixed Assets		94,157	119,944

Current Assets

Cash and cash equivalents	2	1,122,191	699,319
Checks for collection		10,950	4,080
Customers		39,553	2,788
Accounts receivables and debit balances	3	192,797	201,682
		1,365,491	907,862
Investments, Loans and Noncurrent debit balances
Investments, Loans and Noncurrent debit balances		96,000	96,000
		1,555,648	1,123,813
Current Liabilities
Suppliers and checks payable		108,845	240,765
Accounts payable and credit balances	4	257,372	260,185
		366,217	500,950
Noncurrent Obligations
Long term loans	5	362,600	-

Equity
Profit balance		826,831	622,863
		1,555,648	1,123,813

The attached notes constitute an integral part of the financial statements.

December 2019
Financial Statements’ certification date	Managing director

PROFIT AND LOSS STATEMENTS	BYND – Beyond Solutions Ltd.

		For the 9 months ended on
		September 30, 2019	December 31, 2018
		Unaudited	Audited
	Note	New Israeli Shekel

Income	6	3,437,424	4,236,048
Labor and ancillary expenses		(2,109,529)	(2,429,451)
Other expenses	7	-	(16,631)
Gross profit		1,327,895	1,789,966
Selling, administrative and general expenses	8	1,120,809	1,847,450
Operating profit (loss)		207,086	(57,484)
Finance expenses, net		(3,118)	(12,661)
Profit (loss) per annum post finance		203,968	(70,145)
Other income	9	-	422,319
Operating profit before taxes on income		203,968	352,174
Taxes on income - provision		-	(81,000)
Net profit (loss) per period		203,968	271,174
Profit from previous years		622,863	351,689
Net profit per period		826,831	622,863

The attached notes constitute an integral part of the financial statements.

NOTES TO FINANCIAL STATEMENTS	BYND – Beyond Solutions Ltd.

Note 1 – Major Principles of Accounting Policy

The major principles of the accounting policy, which were consistently applied in the preparation of the financial statements, are as follows:

A.	Fixed Assets

The fixed assets are presented on the basis of cost minus accumulated depreciation. The depreciation is calculated according to the equal depreciation method at the proper rates over the life of the assets.

B.	Cash Flow

No cash flow report was prepared, since it does not add significant information beyond the information included in the financial statements.

C.	Deferred Taxes

In the absence of certainty as to whether the Company will have taxable income in the future, no deferred taxes were recorded as assets in the financial statements.

D.	Revenue Recognition

Revenues from the provision of services are recognized by the Company when the services are actually provided.

Note 2 – Cash and Cash Equivalent

	As of
	September 30, 2019	December 31, 2018
	Unaudited	Audited
	New Israeli Shekel
Current ILS	905,370	462,990
Current Foreign Currency	194,819	195,059
Credit cards	22,002	41,270
	1,122,191	699,319

Note 3 – Accounts receivables and debit balances

	As of
	September 30, 2019	December 31, 2018
	Unaudited	Audited
	New Israeli Shekel
Shareholders	89,674	83,828
Income Tax advances	103,123	117,854
	192,797	201,682

Note 4 – Accounts payable and credit balances

	As of
	September 30, 2019	December 31, 2018
	Unaudited	Audited
	New Israeli Shekel
VAT payable and receivable	51,435	60,245
Salaries and contributions for salaries	205,937	118,940
Taxes for profits and dividends	-	81,000
	257,372	260,185

Note 5 – Long term loans

A.	Composition

	As of
	September 30, 2019	December 31, 2018
	Unaudited	Audited
	New Israeli Shekel
Long term loans	362,600	-

Note 6 – Income

	For the 9 months ended on
	September 30, 2019	December 31, 2018
	Unaudited	Audited
	New Israeli Shekel
Services provided	3,248,836	3,995,980
Sales	188,588	240,068
	3,437,424	4,236,048

Note 7 – Other Expenses

	For the 9 months ended on
	September 30, 2019	December 31, 2018
	Unaudited	Audited
	New Israeli Shekel
Capital loss from sale of vehicles	-	(16,631)

Note 8 – Selling, Administrative and General Expenses

	For the 9 months ended on
	September 30, 2019	December 31, 2018
	Unaudited	Audited
	New Israeli Shekel
Acquisitions and field works	116,825	369,180
Electricity	5,711	8,145
Legal	32,896	19,487
Communication	14,769	24,622
Car leasing and maintenance	93,597	167,611
Depreciation expenses	32,332	65,544
Gifts	5,120	7,560
Advertising	1,655	3,338
Rent and maintenance	56,705	68,902
Professional Services	533,847	759,333
Insurance	964	987
Travelling abroad	5,884	26,082
Administrative	11,679	6,553
Hosting and refreshments	55,058	63,554
Taxes and fees	9,717	1,968
Accounting and auditing	60,000	13,632
Donations	50	100
Deductions audit 13-16	84,000	240,852
	1,120,809	1,847,450

Note 9 – Other Income

	For the 9 months ended on
	September 30, 2019	December 31, 2018
	Unaudited	Audited
	New Israeli Shekel
Income from sale of shares	-	422,319

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